Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Patriot National Bancorp, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-10981) on Form S-3 and in the registration statement (No. 333-179204) on Form S-8 of Patriot National Bancorp, Inc., of our reports dated March 29, 2012, with respect to the consolidated balance sheets of Patriot National Bancorp, Inc. and subsidiary as of December 31, 2011 and 2010, and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for the years then ended, and the effectiveness of internal control over financial reporting as of December 31, 2011, which reports appear in the December 31, 2011 annual report on Form 10-K of Patriot National Bancorp, Inc.

/s/ KPMG LLP

Stamford, Connecticut

March 29, 2012